Exhibit 99.1

NEWS RELEASE

For Immediate Release: October 22, 2014

California Resources Corporation Announces 3rd Quarter

and Nine Month 2014 Financial Results

Record quarterly oil production of 100,000 barrels per day, 12% increase from Q3 2013

•                 Q3 2014 net income of $188 million

•                 Q3 2014 cash flow from operations of $657 million

•                 Q3 2014 EBITDAX of $648 million

LOS ANGELES, October 22, 2014 – California Resources Corporation, a subsidiary of Occidental Petroleum Corporation (NYSE:OXY), announced net income of $188 million for the third quarter of 2014, compared with $235 million for the third quarter of 2013. Net income for the first nine months of 2014 was unchanged from the same period of 2013 at $657 million.

In announcing the results, Todd Stevens, President and Chief Executive Officer, said, “As we near separation from Occidental, California Resources Corporation has posted robust third quarter 2014 results, including record oil production of 100,000 barrels per day and strong earnings and operating cash flow from our world class resources. Our record oil production is a result of our strategic focus on drilling for high margin oil to maximize shareholder value.”

In October, California Resources Corporation raised $5 billion through a senior notes offering and distributed the net proceeds to Occidental. The company also secured a term loan for $1 billion and a revolving credit facility of up to $2 billion and will make another distribution to Occidental of approximately $1 billion prior to the spin-off. Mr. Stevens noted that “The spin-off is expected to be completed as planned on November 30, 2014. We are completely focused on developing our diverse portfolio to increase shareholder value.” Once separated from Occidental, California Resources Corporation will become an independent publicly traded company on the NYSE under the symbol CRC. Occidental will initially distribute to its shareholders at least 80.1 percent of CRC common stock with the remaining up to 19.9 percent to be disposed of within eighteen months.

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QUARTERLY RESULTS

Net income was $188 million for the third quarter of 2014, compared with $235 million for the third quarter of 2013. The current quarter reflects higher oil volumes and higher realized gas prices offset by lower realized oil prices and increased production costs. Excluding increases due to higher volumes, production costs increased on a dollar per barrel of oil equivalent (BOE) basis mostly due to higher costs for natural gas used in our steam flood operations and other higher energy costs. EBITDAX for the third quarter of 2014 was $648 million compared with $721 million for the third quarter of 2013.1

Daily oil and gas production volumes averaged 160,000 BOE in the third quarter of 2014, compared with 153,000 BOE in the third quarter of 2013. Average oil production increased 11,000 barrels per day, or by 12 percent, from 89,000 barrels per day in 2013 to 100,000 barrels per day in 2014, reflecting our focus on high margin oil drilling. NGL and natural gas production decreased by 2,000 barrels and 11 million cubic feet (MMcf) per day respectively.

Realized crude oil prices decreased ten percent to $96.27 per barrel for the third quarter of 2014 from $107.20 per barrel for the third quarter of 2013. The decrease reflects the drop in oil prices during this period and widening differentials to Brent. NGL prices decreased three percent to $47.20 per barrel in the third quarter of 2014, from $48.46 per barrel in the third quarter of 2013. Natural gas realized prices increased 17 percent in the third quarter of 2014 to $4.24 per thousand cubic feet (Mcf), compared with $3.61 per Mcf in the third quarter of 2013.

NINE-MONTH RESULTS

Net income for the first nine months of 2014 was unchanged from the same period of 2013 at $657 million. Higher oil production and higher realized natural gas and NGL prices in 2014 were offset by lower realized oil prices for the 2014 period and increased production costs, depletion rates, taxes other than on income and selling, general and administrative costs. Excluding increases due to higher volumes, production costs increased due to higher natural gas and other energy costs. EBITDAX for the first nine months of 2014 was $2.1 billion, compared with $2.0 billion for the first nine months of 2013.

For the first nine months of 2014, daily oil and gas production volumes averaged 157,000 BOE, compared with 153,000 BOE in the first nine months of 2013. Average oil production increased 9,000 barrels per day, or by 10 percent, from 88,000 barrels per day in 2013 to 97,000 barrels per day in 2014. NGL and natural gas production decreased by 2,000 barrels and 15MMcf per day, respectively.

Realized crude oil prices decreased five percent to $100.94 per barrel for the first nine months of 2014, compared with $105.89 per barrel for the first nine months of 2013. NGL prices increased nine percent to $52.26 per barrel for the first nine months of 2014,

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from $48.09 per barrel for the first nine months of 2013. Natural gas prices increased 21 percent in the first nine months of 2014 to $4.53 per Mcf, compared with $3.75 per Mcf in the first nine months of 2013.

CURRENT MARKET CONDITIONS

We are closely monitoring the recent volatility in the commodity markets, in particular the recent drop in oil prices. In line with our stated goal of self-funding our operations, we are developing plans to adapt to changes that are occurring in the marketplace. Our 2015 plans will include a variety of spending levels affording us the flexibility to respond rapidly as the commodity price environment dictates.

OPERATIONS

We continued progress on our development and operating plans during the third quarter. In the San Joaquin basin, our third quarter production averaged 113,000 BOE per day, which was an increase of five percent from the prior year quarter. Almost all of this increase in production came from oil, which increased by 7,000 barrels per day or 12 percent. During the third quarter we operated 19 rigs and drilled 200 wells. We continue to emphasize oil drilling, in particular steamfloods where the favorable oil-to-gas price ratio provides attractive returns. Our third quarter capital was $379 million in the basin and we expect our activity to remain at similar levels in the fourth quarter.

In the Sacramento basin, we produced 56MMcf per day of gas in the third quarter, compared to 65 MMcf per day in the third quarter of last year. We did not perform any new drilling during the quarter in this predominantly gas basin. However, we are monitoring gas prices closely and continuing to build our project inventory to take advantage of a more favorable product price environment in the future.

In the Los Angeles basin, our operations continued to emphasize development of our waterflood opportunities. Our third quarter production was 29,000 BOE per day compared to 25,000 BOE per day in the prior year quarter. We operated seven rigs in the basin last quarter and drilled 29 wells. Our third quarter capital was $117 million in the basin and we expect our activity in the fourth quarter to remain similar to third quarter levels.

In our Ventura basin operations, production remained flat for the third quarter of 2014, compared to the third quarter of last year. We continue to invest in oil projects in the basin, and drilled six wells during the quarter with one rig. Our third quarter capital was $42 million in the basin and we expect our activity in the fourth quarter to be similar to third quarter levels.

1 For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Non-GAAP Financial Measures and Reconciliations” below.

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About California Resources Corporation

California Resources Corporation will, following the spin-off from Occidental Petroleum Corporation, be an independent publicly traded oil and natural gas exploration and production company and the largest combined oil and natural gas producer in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, and uses integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation’s workforce of over 8,000 employees and contractors focuses on safely and responsibly supplying affordable energy for California by Californians.

About Occidental Petroleum

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment gathers, processes, transports, stores, purchases and markets hydrocarbons and other commodities in support of Occidental’s businesses. The company’s wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls.

Forward-Looking Statements

Portions of this press release contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause results to differ include, but are not limited to: commodity pricing fluctuations; supply and demand considerations for California Resources Corporation’s products; higher-than-expected costs; the regulatory approval environment; any delay of, or other negative developments affecting, the spin-off of California Resources Corporation; not successfully completing, or any material delay of, field developments, expansion projects, capital investment, efficiency projects, acquisitions or dispositions; lower-than-expected production from development projects or acquisitions; exploration risks; general economic slowdowns; liability under environmental regulations including remedial actions; litigation; disruption or interruption of production, processing or marketing or facility damage due to accidents, labor unrest, weather, natural disasters or cyber attacks; changes in law or regulations; or changes in tax rates. Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of

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this release. Unless legally required, California Resources Corporation does not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise.  Material risks that may affect California Resources Corporation’s results of operations and financial position appear in “Risk Factors” in our Form 10.

Contacts

California Resources Corporation:

Media:

Margita Thompson

310-443-6284

Margita_Thompson@oxy.com

or

Investors:

Scott Espenshade

310-443-6348

Scott_Espenshade@oxy.com

On the web: www.oxy.com

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Attachment 1

SUMMARY OF RESULTS & SELECTED PRO FORMA ITEMS

	Third Quarter		Nine Months
($ millions)	2014	2013	2014	2013

Income Statement Data:

Revenues
Oil and gas net sales to related parties	$421	$1,040	$2,560	$3,027
Oil and gas net sales to third parties	630	20	678	63
Other revenue	41	47	115	115
	1,092	1,107	3,353	3,205

Costs and other deductions
Production costs	262	244	780	717
Selling, general and administrative expenses	87	73	243	212
Depreciation, depletion and amortization	304	288	886	853
Taxes other than on income	56	32	163	141
Exploration expense	25	41	71	81
Other expenses	39	37	109	106
	773	715	2,252	2,110
Income before income taxes	319	392	1,101	1,095
Provision for income taxes	(131)	(157)	(444)	(438)
Net income	$188	$235	$657	$657

Effective tax rate	41%	40%	40%	40%
EBITDAX	$648	$721	$2,058	$2,029

Cash Flow Data:
Net cash provided by operating activities	$657	$726	$1,891	$1,903
Net cash used by investing activities (a)	$(600)	$(447)	$(1,638)	$(1,215)
Net cash provided (used) by financing activities (b)	$48	$(279)	$(148)	$(688)

(a) Includes capital expenditures of $566 million for 3Q 2014, $443 million for 3Q 2013 and $1.6 billion for nine months 2014 and $1.2 billion for nine months 2013.

(b) Amounts represent contributions from / (distributions to) Occidental Petroleum Corporation.

Balance Sheet Data:
	As of September 30, 2014
	Actual	Pro Forma (c)
Total current assets	$897	$897
Property, plant and equipment, net	$14,725	$14,725
Total current liabilities	$852	$852
Long-term debt, net	$-	$6,065
Total net investment	$10,869	$4,869

(c) The pro-forma adjustments reflect the issuance of notes and expected borrowings under our new credit facilities as well as distributions to Occidental.

Attachment 2

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

We define EBITDAX as earnings before interest expense; income taxes; depreciation, depletion and amortization; and exploration expense.   Our management believes EBITDAX provides useful information in assessing our results of operations and cash flows and is widely used by the industry and investment community.  The amounts included in the calculation of EBITDAX were computed in accordance with GAAP.  This measure is provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of EBITDAX to the GAAP financial measures of net income and net cash provided by operating activities:

	Third Quarter		Nine Months
($ millions)	2014	2013	2014	2013

Net income	$188	$235	$657	$657
Provision for income taxes	131	157	444	438
Depreciation, depletion and amortization	304	288	886	853
Exploration expense	25	41	71	81
EBITDAX	$648	$721	$2,058	$2,029

Net cash provided by operating activities	$657	$726	$1,891	$1,903
Cash income taxes	47	86	182	241
Cash exploration expenses	5	14	19	30
Changes in operating assets and liabilities	(60)	(90)	(12)	(103)
Other, net	(1)	(15)	(22)	(42)
EBITDAX	$648	$721	$2,058	$2,029

Attachment 3

NET INCOME VARIANCE ANALYSIS

($ millions)

2013 3rd Quarter Net Income	$235

Price	(74)
Volume	62
Production cost rate	(25)
DD&A rate	(8)
Property taxes	(22)
SG&A	(15)
Income tax	26
All Others	9

2014 3rd Quarter Net Income	$188

2013 Nine Months Net Income	$657

Price	(35)
Volume	162
Production cost rate	(61)
DD&A rate	(22)
Property taxes	(12)
SG&A	(32)

2014 Nine Months Net Income	$657

Attachment 4

CAPITAL EXPENDITURES

	Third Quarter		Nine Months
($ millions)	2014	2013	2014	2013

Capital Expenditures:
Conventional	$367	$307	$1,041	$800
Unconventional	171	104	443	315
Exploration	22	32	79	65
Corporate and Other	6	-	6	-
	$566	$443	$1,569	$1,180

Attachment 5

PRODUCTION STATISTICS

	Third Quarter		Nine Months
	2014	2013	2014	2013
Net Oil, Gas and Liquids Production Per Day

Oil (MBbl/d)
San Joaquin Basin	65	58	63	57
Los Angeles Basin	29	25	28	25
Ventura Basin	6	6	6	6
Sacramento Basin	–	–	–	–
Total	100	89	97	88

NGLs (MBbl/d)
San Joaquin Basin	18	20	18	20
Los Angeles Basin	–	–	–	–
Ventura Basin	1	1	1	1
Sacramento Basin	–	–	–	–
Total	19	21	19	21

Natural Gas (MMcf/d)
San Joaquin Basin	182	180	179	182
Los Angeles Basin	2	2	1	2
Ventura Basin	9	13	11	13
Sacramento Basin	56	65	55	64
Total	249	260	246	261

Total Barrels of Oil Equivalent (MBoe/d)	160	153	157	153

Attachment 6

PRICE STATISTICS

	Third Quarter		Nine Months
	2014	2013	2014	2013
Realized Prices
Oil ($/Bbl)	96.27	107.20	100.94	105.89
NGLs ($/Bbl)	47.20	48.46	52.26	48.09
Natural gas ($/Mcf)	4.24	3.61	4.53	3.75

Index Prices
WTI oil ($/Bbl)	97.17	105.83	99.61	98.14
Brent oil ($/Bbl)	103.39	109.71	107.02	108.57
NYMEX gas ($/Mcf)	4.17	3.62	4.46	3.66

Realized Prices as Percentage of Index Prices
Oil as a percentage of WTI	99%	101%	101%	108%
Oil as a percentage of Brent	93%	98%	94%	98%
NGLs as a percentage of WTI	49%	46%	52%	49%
NGLs as a percentage of Brent	46%	44%	49%	44%
Natural gas as a percentage of NYMEX	102%	100%	102%	102%

Attachment 7

FOURTH QUARTER GUIDANCE

The following guidance is provided using the following anticipated realizations against the prevailing index prices:

Oil 94% of Brent

NGLs 55% of Brent

Natural Gas 105% of NYMEX

Production	162 to 165 Mboe per day
Capital (a)	$575 million to $590 million
Production Costs	$16.25 to $16.80 per boe
Selling, general and administrative expenses	$5.95 to $6.05 per boe
Depreciation, depletion and amortization	$20.40 to $20.80 per boe
Taxes other than on income	$57 million to $62 million
Exploration expense	$40 million to $45 million
Interest expense	$75 million to $80 million
Income tax expense rate	40%
Cash income tax rate	15% to 18%

(a) Subject to further revisions as needed, based on the prevailing commodity market conditions.

Pre-tax Quarterly Price Sensitivities	On Income (b)	On Cash (b)
$1 change in Brent index	$9 million	$9 million
$1 change in NGLs	$1 million	$1 million
$.50 change in NYMEX gas	$8 million	$8 million

Quarterly Volumes Sensitivities
$1 change in the Brent index (b)	125 Boe/d

(b) Includes the effect of production sharing type contracts in our Long Beach operations.

Anticipated number of shares outstanding immediately after the spin

No more than 387 million shares